Exhibit 3.1

RESOURCE CAPITAL CORP.

ARTICLES SUPPLEMENTARY
8.50% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Resource Capital Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  By Articles Supplementary filed with the Department on June 7, 2012 (the “June 7 Articles Supplementary”), the Corporation classified and designated 265,000 shares of Preferred Stock (as defined in the Charter (defined below)) as shares of 8.50% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such Series A Preferred Stock.

SECOND:  Under a power contained in Article V of the Amended and Restated Articles of Incorporation of the Corporation, as amended and supplemented (the “Charter”), and Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof classified and designated an additional 1,000,000 shares of Preferred Stock as Series A Preferred Stock (the “Additional Shares of Series A Preferred Stock”).  The Additional Shares of Series A Preferred Stock form a single series with and have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of stock as Series A Preferred Stock established pursuant to the June 7 Articles Supplementary, all as set forth in the June 7 Articles Supplementary.  Upon any restatement of the Charter, Section 1 of this Article SECOND shall replace Section 1 of Article SECOND of the June 7 Articles Supplementary:

1.           Designation and Number.  A series of Preferred Stock, designated the “8.50% Series A Cumulative Redeemable Preferred Stock” (“Series A Preferred Stock”), is hereby established.  The par value of Series A Preferred Stock shall be $0.001 per share.  The number of authorized shares of Series A Preferred Stock shall be 1,265,000.

THIRD:  Holders of the Additional Shares of Series A Preferred Stock shall be entitled to receive the full amount of all distributions payable in respect of Series A Preferred Stock from the Distribution Payment Date immediately preceding the date of original issuance of the Additional Shares of Series A Preferred Stock (or, with respect to the Additional Shares of Series A Preferred Stock issued on or before the record date for the payment of the distribution payable on July 30, 2012, from June 14, 2012) but shall not be entitled to receive any distributions paid or payable with regard to Series A Preferred Stock prior to such Distribution Payment Date.

FOURTH:  The Additional Shares of Series A Preferred Stock have been classified and designated by the Board and a duly authorized committee thereof under the authority contained in the Charter.

FIFTH:  These Articles Supplementary have been approved by the Board and a duly authorized committee thereof in the manner and by the vote required by law.

SIXTH:  The undersigned Chief Financial Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, Resource Capital Corp. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and witnessed by its Secretary on June 26, 2012.

WITNESS:	RESOURCE CAPITAL CORP.

By: /s/ Michael S. Yecies	By: /s/ David J. Bryant
Name: Michael S. Yecies	Name: David J. Bryant
Title: Secretary	Title: Chief Financial Officer